EXHIBIT f.2(d)
FOURTH AMENDMENT TO CREDIT AGREEMENT
THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is entered into as of February 29, 2008, by and among ALLIED CAPITAL CORPORATION, a corporation organized under the laws of the State of Maryland (“Borrower”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement (hereinafter defined) and the lenders party hereto (“Consenting Lenders”).
RECITALS
A. Borrower, Administrative Agent, and certain other Agents and Lenders are parties to that certain Credit Agreement dated as of September 30, 2005, as amended by that certain First Amendment to Credit Agreement dated as of November 4, 2005, as further amended by that certain Second Amendment to Credit Agreement dated as of May 11, 2006, as further amended by that certain Third Amendment to Credit Agreement dated as of May 19, 2006 (as it may be further amended, supplemented, or restated from time to time, the “Credit Agreement”). Unless otherwise indicated herein, all terms used with their initial letter capitalized are used herein with their meaning as defined in the Credit Agreement; all Section references are to Sections in the Credit Agreement; and all Paragraph references are to Paragraphs in this Amendment.
B. Borrower has requested that Section 1.1 of the Credit Agreement be amended to modify the definition of “Adjusted EBIT.”
C. Subject to and upon the following terms and conditions, Administrative Agent and Consenting Lenders are willing to amend certain provisions of the Credit Agreement to permit such changes to the financial covenant calculations as referred to in the preceding recital B.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Administrative Agent, and the Consenting Lenders agree, as follows:
PARAGRAPH 1 . AMENDMENT TO THE EBIT DEFINITION. The definition of “Adjusted EBIT” in Section 1.1 is amended in its entirety by deleting the current definition and substituting therefor the following:
“‘Adjusted EBIT’ means, for any period with respect to Borrower and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than Taxes, Interest Expense and non-cash employee stock options expense and excluding (i) net realized gains or losses, (ii) net change in unrealized appreciation or depreciation, and (iii) the amount of interest paid-in-kind (“PIK”) to the extent such amount exceeds the sum of (x) PIK interest collected in cash and (y) realized gains collected in cash (net of realized losses) provided that the amount determined pursuant to this clause (y) shall not be less than 0, all as determined in accordance with GAAP.”
PARAGRAPH 2. FOURTH AMENDMENT EFFECTIVE DATE. This Amendment shall be binding upon the Administrative Agent, Borrower, and the Lenders on the last day (the “Fourth Amendment Effective Date”) upon which (a) counterparts of this Amendment shall have been executed

Fourth Amendment to Credit Agreement

and delivered to Administrative Agent by Borrower, Administrative Agent, and Requisite Lenders, or when Administrative Agent shall have received, telecopied, telexed, or other evidence satisfactory to it that all such parties have executed and are delivering to Administrative Agent counterparts thereof; and (b) Borrower shall have delivered to Administrative Agent copies (certified by the Secretary or Assistant Secretary of Borrower) of all corporate action taken by Borrower to authorize the execution, delivery, and performance of this Amendment.
PARAGRAPH 3. REPRESENTATIONS AND WARRANTIES. As a material inducement to the Consenting Lenders and Administrative Agent to execute and deliver this Amendment, Borrower hereby represents and warrants to the Lenders and Administrative Agent (with the knowledge and intent that such parties are relying upon the same in entering into this Amendment) the following: (a) the representations and warranties in the Credit Agreement and in all other Loan Documents are true and correct on the date hereof in all material respects, as though made on the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate as of such earlier date); (b) no Default or Event of Default exists under the Loan Documents or will exist after giving effect to the transactions contemplated by this Amendment; (c) Borrower has the right and power, and has taken all necessary action to authorize it to execute, deliver, and perform this Amendment in accordance with its terms and to consummate the transaction contemplated hereby; (d) this Amendment has been duly executed and delivered by the duly authorized officers of Borrower, and is a legal, valid, and binding obligation of Borrower, enforceable against it in accordance with its terms; and (e) the execution, delivery and performance of this Amendment in accordance with its terms do not and will not, by the passage of time, the giving of notice, or otherwise: (i) require any Governmental Approval, other than such as have been obtained and are in full force and effect, or violate any Applicable Law (including all Environmental Laws) relating to Borrower or any Subsidiary; (ii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or the bylaws of Borrower or the organizational documents of any Subsidiary, or any indenture, agreement, or other instrument to which Borrower or any Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower or any Subsidiary.
PARAGRAPH 4. MISCELLANEOUS.
4.1 Effect on Loan Documents. The Credit Agreement and all related Loan Documents shall remain unchanged and in full force and effect, except as provided in this Amendment, and are hereby ratified and confirmed. On and after the Fourth Amendment Effective Date, all references to the “Credit Agreement” or the “Agreement” shall be to the Credit Agreement as herein amended. The execution, delivery, and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any rights of the Lenders under the Credit Agreement or any Loan Documents, nor constitute a waiver under the Credit Agreement or any other provision of the Loan Documents.
4.2 Reference to Miscellaneous Provisions. This Amendment and the other documents delivered pursuant to this Amendment are part of the Loan Documents referred to in the Credit Agreement, and the provisions relating to Loan Documents set forth in Section 12 of the Credit Agreement are incorporated herein by reference the same as if set forth herein verbatim.
4.3 Costs and Expenses. Borrower agrees to pay promptly the reasonable fees and expenses of counsel to Administrative Agent for services rendered in connection with the preparation, negotiation, reproduction, execution, and delivery of this Amendment.

Fourth Amendment to Credit Agreement

4.4 Counterparts. This Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, and all of which constitute, collectively, one agreement; but, in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that all parties execute the same counterpart so long as identical counterparts are executed by Borrower, Administrative Agent, and Requisite Lenders.
4.5 Entirety. this written agreement represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreement of the parties. There are no unwritten oral agreements among the parties.
4.6 Parties. This Amendment binds and inures to Borrower, Administrative Agent, the Consenting Lenders, the other Lenders, and their respective successors and assigns.
      IN WITNESS WHEREOF, the parties hereto have executed this Amendment in multiple counterparts as of the respective dates indicated on each signature page hereof, but effective as of the Fourth Amendment Effective Date.
Remainder of this page intentionally blank.
Signature page to follow.

Fourth Amendment to Credit Agreement

      Signature Page to that certain Fourth Amendment to Credit Agreement dated as of the date first stated above, amending that certain Credit Agreement dated as of September 30, 2005, as amended and modified to date.

ALLIED CAPITAL CORPORATION,		BANK OF AMERICA, N.A., as Administrative Agent and
as Borrower		a Lender

By:	/s/ Penni F. Roll	By:	/s/ Stefanie J. Brown

	Penni F. Roll, Chief Financial Officer		Stefanie J. Brown, Vice President

PNC BANK NA, as a Lender		DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Janell Blue	By:	/s/ Brett Hanmer

	Janell Blue, Senior Vice President		Brett Hanmer, Director

		By:	/s/ Valerie Shapiro

Valerie Shapiro, Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender		MERRILL LYNCH BANK USA, as a Lender

By:	/s/ James E. Davis	By:	/s/ Louis Alder

	James E. Davis, Senior Vice President		Louis Alder, Director

SUNTRUST BANK, as a Lender		CALYON NY BRANCH, as a Lender

By:	/s/ William Christensen	By:	/s/ Sebastian Rocco

	William Christensen, Director		Sebastian Rocco, Managing Director

		By:	/s/ William S. Denton

William S. Denton, Managing Director

CITIBANK N.A., as a Lender		FORTIS CAPITAL CORP., as a Lender

By:	/s/ Anthony V. Pantina	By:	/s/ Barry Chung

	Anthony V. Pantina, Senior Vice President		Barry Chung, Senior Vice President

		By:	/s/ Michiel V.M. Van Der Voort

Michiel V.M. Van Der Voort, Managing Director
Signature Page to
Fourth Amendment to Credit Agreement

COMMERZBANK AKTIENGESELLSCHAFT NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender		NORTH FORK BANK, A DIVISION OF CAPITAL ONE, N.A., as a Lender

By:	/s/ Joseph J. Hayes	By:	/s/ Jed Pomerantz

	Joseph J. Hayes, Vice President		Jed Pomerantz, Vice President

By:	/s/ Maureen A. Carson

Maureen A. Carson, Assistant Vice President

UNITED BANK OF CALIFORNIA, N.A., as a Lender		M&T BANK, as a Lender

By:	/s/ Peter Thompson	By:	/s/ Beth A. Hughes

	Peter Thompson, Vice President		Beth A. Hughes, Assistant Vice President

BANK LEUMI USA, as a Lender		FIRSTRUST BANK, as a Lender

By:	/s/ Phyllis Rosenfeld	By:	/s/ John Hollingsworth

	Phyllis Rosenfeld, Vice President — Deputy Group Head		John Hollingsworth, Vice President

By:	/s/ Iris Steinhardt

Iris Steinhardt, Vice President
Signature Page to
Fourth Amendment to Credit Agreement